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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                       ALLIN COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  019924 10 9
                        ------------------------------
                                 (CUSIP Number)

                                August 13, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

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-----------------------                                  ---------------------
  CUSIP NO.  019924 10 9                13G               PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James S. Kelly, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]


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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          USA

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                          SOLE VOTING POWER
                     5
     NUMBER OF                724,675 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                724,675 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          724,675 shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          12.10%

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      TYPE OF REPORTING PERSON*
12

          IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                 SCHEDULE 13G


Item 1.

        The issuer is Allin Communications Corporation. The address of its principal executive offices is 381 Mansfield Avenue, Pittsburgh, PA 15220.


Item 2.

        The name of the person filing is James S. Kelly, Jr., a US citizen. His address is 100 Trotwood Drive, Monroeville, PA 15146. The title of the class of securities is Common Stock, $.01 par value per share. Its CUSIP Number is 019924 10 9.


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Inapplicable


Item 4.  Ownership

        Reference is made to Items 5 through 9 and Item 11 on the cover page.


Item 5.  Ownership of Five Percent or Less of a Class

        Inapplicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Inapplicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Inapplicable



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Item 8.  Identification and Classification of Members of the Group

     Inapplicable

Item 9.  Notice of Dissolution of Group

     Inapplicable

Item 10. Certification


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            August 19, 1998
                                  -------------------------------------
                                                  Date

                                        /s/ James S. Kelly, Jr.
                                  -------------------------------------
                                                Signature

                                            James S. Kelly, Jr.
                                  -------------------------------------
                                               Name/Title



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